UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2007

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-49995
(Commission File Number)

71-0867623
(IRS Employer Identification No.)

1066 West Hastings Street, Suite 2000, Vancouver, BC V6E 3X2

(Address of principal executive offices and Zip Code)

604.601.8336
Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Effective May 31, 2007, Corin Enterprises Inc. delivered a Notice of Conversion to our company converting all principle and interest due under a Convertible Debenture issued to Corin Enterprises Inc. on March 21, 2006. On May 31, 2007, we owed Corin Enterprises the sum of $500,000 in principal and $47,671.23 in interest, for a total amount to be converted of $547,671.23. This amount was converted at a conversion price of $0.40 per shares, which is the conversion rate specified in the convertible debenture, into an aggregate of 1,369,178 common shares of our company. On June 7, 2007, we issued these 1,369,178 common shares to Corin Enterprises Inc.

Effective May 31, 2007, Rubix Finance Inc. delivered a Notice of Conversion to our company converting all principle and interest due under a Convertible Debenture issued to Rubix Finance Inc. on March 21, 2006. On May 31, 2007, we owed Corin Enterprises the sum of $500,000 in principal and $47,671.23 in interest, for a total amount to be converted of $547,671.23. This amount was converted at a conversion price of $0.40 per share, which is the conversion rate specified in the convertible debenture, into an aggregate of 1,369,178 common shares of our company. On June 7, 2007, we issued these 1,369,178 common shares to Rubix Finance Inc.

Effective May 31, 2007, Chaudion Holdings Ltd. delivered a Notice of Conversion to our company converting all principle and interest due under a convertible debenture originally issued to Chaudion Holdings Ltd. on December 22, 2004, which was amended and partially converted on April 18, 2006. On May 31, 2007 we owed to Chaudion Holdings a total of $250,000 in principle and $44,726.03 in interest. These amounts were converted at a conversion price of $0.30 per share pursuant to the terms of the convertible debenture into an aggregate of 982,420 common shares. On June 7, 2007, we issued these 982,420 common shares to Chaudion Holdings Ltd.

The shares were issued to three non-U.S. persons (as that term is defined in Regulation S promulgated under the Securities Act of 1933) in an offshore transaction. In issuing these shares, we relied on Regulation S and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks
By: Kenneth Hicks, President
Date: June 11, 2007